Exhibit 99.1

Real Goods Solar Reports Second Quarter 2013 Results

Louisville, CO, August 13, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the second quarter ended June 30, 2013.

Q2 2013 Highlights

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Deployed solar energy systems totaling 5.6 megawatts (MW), up 17.8% versus Q2 2012. For six months ended June 30, 2013, the company deployed solar energy systems totaling 10.2 MWs, an increase of 20.1% over the same year-ago period. Solar installations made in the first half of 2013 bring cumulative installations to more than 15,000 solar power systems.

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Real Goods Solar’s new retail and e-commerce site, http://realgoods.com/shop/, a premier site for both on and off-grid solar systems, including hundreds of green-living and educational products, generated more than $500,000 in revenues, up 46% from Q2 2012.

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Stockton Unified School District (SUSD) selected RGS Energy, the commercial and utility division of Real Goods Solar, to provide 5.4 MW’s of solar power to 23 SUSD schools and facilities in California. The project is valued at approximately $20 million and construction is expected to begin in the fourth quarter of 2013 and to be completed in 2014.

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Completed the installation of solar power systems at two Stop & Shop grocery stores in New York. These installations bring the total number of Stop & Shop stores with RGS Energy installed solar power systems to 32 in the Northeast. RGS Energy expects to complete an additional five stores in 2013 with solar power projects underway in New York, Massachusetts and Connecticut.

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St. Albans Solar Partners, LLC, selected RGS Energy to deploy a 2.2 megawatt solar farm, the largest solar power system in Vermont. The solar farm is expected to offset more than 123 million pounds of CO2 emissions over 20 years. RGS Energy began construction for the project in July and it is expected to be completed in the fourth quarter of 2013.

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Successfully completed Church Farm School’s 1.1MW solar system in Exton, Pennsylvania. This installation adds to Real Goods Solar’s very strong track record in the education sector with over 50 MW of solar power designed and installed on schools, universities and colleges across the nation.

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Appointed David L. Belluck as chairman of the board. He has been a dynamic member of the board over the last two years. Belluck is also currently a general partner with Riverside Partners in Boston, MA, a private equity firm that is the largest shareholder of Real Goods Solar.

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Selected as a 2013 Solarize Mass Installer by the Massachusetts Clean Energy Center (MassCEC) and the Green Communities Division of the MA Department of Energy Resources (DOER) to bring solar electricity to home and business owners in Massachusetts through the Solarize Mass program. Solarize programs are designed to increase the adoption of solar energy and further reduce the overall cost of solar power. The company has already started to secure individual wins through this program.

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Began designing, procuring, and installing the first solar systems as part of the company’s relationship with Lennar Corporation, one of the nation’s largest homebuilders, through Lennar’s newly created subsidiary, SunStreet Energy Group. The company continues to deploy solar and provide solar services in select new home communities in California.

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Raised net proceeds of $8.4 million from private placement of equity securities. The company enhanced its balance sheet through debt reduction, and plans to use the proceeds to further strengthen its sales, marketing, and overall operational capabilities.

Q2 2013 and First Half 2013 Financial Results

Net revenue for the second quarter of 2013 was $20.7 million, as compared to $21.4 million in the same quarter last year. For the first six months ended June 30, 2013, net revenue was $37.5 million, as compared to $39.7 million in the same year-ago period. The revenue decline in both periods reflects lower prices paid by customers as a result of competitive pricing pressures within the solar installation market. The decrease in the average selling price of solar energy systems more than offset the increase in the company’s deployed solar energy systems versus the same year-ago periods.

Gross profit was $4.8 million or 23.1% of net revenue in the second quarter of 2013, compared to $5.3 million or 24.8% of net revenue in the same quarter last year. For the first six months ended June 30, 2013, gross profit was $9.4 million or 25.0% of net revenue, as compared to $11.7 million or 29.6% of net revenue for the same period last year. The gross margin decrease in both periods is primarily due to lower pricing related to competitive pricing pressure within the solar installation market.

Total expenses were $7.9 million for the second quarter of 2013 compared to $9.3 million for the same quarter last year. For the first six months ended June 30, 2013, total expenses were $15.9 million, as compared to $18.7 million in the same year-ago period. The decrease in operating expenses in both periods is primarily attributable to successful implementation of productivity improvements and other cost reduction and cost avoidance initiatives.

Loss from operations was $3.2 million in the second quarter of 2013 versus $4.0 million in the same year-ago quarter. For six months ended June 30, 2013, loss from operations was $6.5 million, as compared to $7.0 million in the same year-ago period.

Net loss for the second quarter of 2013 was $2.9 million or $(0.11) per share, compared to net loss of $2.5 million or $(0.09) per share in the same quarter last year. The increase in the net loss reflects the impact of an income tax benefit of $1.6 million recorded in the second quarter of 2012, whereas no such benefit was recorded in the second quarter of 2013. For the first six months of 2013, net loss was $6.7 million or $(0.25) per share as compared to $4.4 million or $(0.16) in the same year-ago period. The increase in net loss for the first half of 2013 is primarily attributable to the income tax benefit recorded in the first half of 2012.

Cash on the balance sheet was $6.9 million at June 30, 2013. The company had no outstanding borrowings under its $5.2 million revolving line of credit with Silicon Valley Bank through September 30, 2013.

Management Commentary

“In Q2, we realized significant cost reductions through productivity improvements and other operational initiatives, and continued to invest in our sales organization and capabilities that increased residential sales by 30% sequentially,” said Real Goods Solar CEO Kam Mofid. “In fact, in the first six months of this year, except for one month, each month’s sales were greater than the previous month. The benefits of increased sales are not fully realized yet due to the lead-time to convert sales to revenues, but we are confident our sales growth capabilities are on track. We also made solid sales progress at RGS Energy, our commercial and utility division. Total contracts awarded to us were 91% higher in the first 6 months of this year compared to the prior six months.

“The downstream solar market remains very fragmented. We believe our focus on core growth can and should be complemented by selective acquisitions that bring additional depth and breadth of capabilities and market reach to the company. We also believe that we now have an excellent platform and management depth to pursue such a strategy. Last week, we announced signing a definitive agreement to acquire Mercury Solar Systems, a premier East Coast solar company that brings both talent and complementary markets to our commercial division, RGS Energy. Upon closing, we expect the all equity transaction to strengthen our balance sheet, as well as adding approximately $10 million of cash and no debt.

“We also showed our commitment to growing our residential market share and capabilities by acquiring Syndicated Solar, a fast-growing and innovative residential solar player. These two acquisitions are intended to expand our nationwide presence, backlog and sales capabilities in new and existing solar states. We expect the acquisitions to advance our position as a leading downstream solar solutions provider and set the stage for future growth and expansion. However, on an organic basis before Syndicated and Mercury, we were already well on track to achieve significant year-over-year growth.”

Tony DiPaolo, CFO of Real Goods Solar, commented: “We are pleased with the progress we have made over the last twelve months. We not only improved productivity and reduced costs, but also put the company back on a growth trajectory both organically and through acquisitions that add talent and capabilities to the company. We are also pleased that we successfully bolstered our balance sheet through a recent equity funding that allows us to strike a better balance between short-term actions and priorities and longer-term strategic growth and investment initiatives.”

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its second quarter 2013 financial results on Tuesday, August 13, 2013 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, August 13, 2013

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Dial-In number: 1-877-941-2068

International: 1-480-629-9712

Conference ID: 4630715

Webcast: http://public.viavid.com/index.php?id=105398

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RealGoodsSolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 20, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4630715

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 15,000 solar power systems representing well over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, receiving shareholder approval for the acquisition of Mercury Solar Systems, successfully closing the acquisition of Mercury Solar Systems, realizing synergies and other benefits from the acquisitions of Syndicated Solar and Mercury Solar Systems, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash	$6,859	$10,390
Accounts receivable, net	10,194	13,902
Costs in excess of billings on uncompleted contracts	2,749	5,288
Inventory, net	4,697	5,711
Other current assets	1,710	3,026

Total current assets	26,209	38,317
Property and equipment, net	3,596	3,991

Total assets	$29,805	$42,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$6,498
Accounts payable	10,183	15,951
Accrued liabilities	3,315	4,943
Billings in excess of costs on uncompleted contracts	2,474	2,975
Related party debt	3,600	6,850
Other current liabilities	776	723

Total current liabilities	20,348	37,940
Related party debt	3,150	—
Common stock warrant liability	3,702	—
Other liabilities	696	443

Total liabilities	27,896	38,383

Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 30,040,212 and 26,693,696 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	86,870	82,185
Accumulated deficit	(84,964)	(78,263)

Total shareholders’ equity	1,909	3,925

Total liabilities and shareholders’ equity	$29,805	$42,308

REAL GOODS SOLAR, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except share and per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net revenue	$20,666	$21,447	$37,458	$39,703
Cost of goods sold	15,898	16,128	28,099	27,957

Gross profit	4,768	5,319	9,359	11,746

Expenses:
Selling and operating	6,088	7,600	12,317	15,515
General and administrative	1,851	1,679	3,579	3,194

Total expenses	7,939	9,279	15,896	18,709

Loss from operations	(3,171)	(3,960)	(6,537)	(6,963)
Interest and other expense	263	(110)	(164)	(159)

Loss before income taxes	(2,908)	(4,070)	(6,701)	(7,122)
Income tax benefit	—	(1,552)	—	(2,748)

Net loss	$(2,908)	$(2,518)	$(6,701)	$(4,374)

Net loss per share:
Basic	$(0.11)	$(0.09)	$(0.25)	$(0.16)

Diluted	$(0.11)	$(0.09)	$(0.25)	$(0.16)

Weighted-average shares outstanding:
Basic	27,804	26,669	27,253	26,669

Diluted	27,804	26,669	27,253	26,669